Exhibit 99.2

RURAL/METRO CORPORATION

Amendment to Management Incentive Program

Effective June 7, 2007

Effective as of the date set forth above, the Management Incentive Program (“MIP”) of Rural/Metro Corporation is amended as set forth below.

1. The following section is added to the MIP:

Transition Year

The Company’s MIP has historically been measured on a fiscal year basis for hard goal achievement and a calendar year, January 1st to November 30th, for soft goal achievement. Effective with Fiscal 2007 the MIP is aligned with Fiscal Year performance relative to both hard and soft goals.

Because hard goal achievement continues to be based on fiscal year performance, there shall be no change from previous years in the method of determining payouts based on hard goal achievement. Participants will be notified of the change in measuring period with respect to soft goal achievement. Where a participant has not completed a soft goal by June 30, 2007 which by the terms of the MIP was originally scheduled to be completed by November 30, 2007, but has otherwise progressed satisfactorily toward achievement of the goal, the award based on the uncompleted soft goal will be reduced in proportion to the reduction of available time.

2. The portion of the MIP headed “Payout Conditions” is deleted in its entirety and replaced with the following:

Payout Conditions

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A preliminary report is given to the Plan Administrator in August presenting the audited numbers for the hard goals and the summary of soft goals measured at June 30th. Any necessary updates on audited financial numbers that may impact hard goal achievements will be provided to the Plan Administrator during the September Compensation Committee meeting.

•

It is the intention of this Plan that the Board of Directors will receive the appropriate information at the September Board Meeting to review and approve the awards and the awards would be paid as soon as possible after each September Board Meeting but in no case later than October 31st.

•	Incentive awards are calculated using the participants’ annual base pay at June 30th of the measurement fiscal year.

•	Incentive awards are subject to normal payroll withholding.